Employment Agreement

This EMPLOYMENT AGREEMENT (“Agreement”) is dated as of April 20, 2011, between IMMUDYNE, Inc., a Deleware corporation (the “Company”), and Brunilda McLaughlin (“Employee”) DBA McLaughlin International, Inc. The Company and the Employee are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, the Company desires to employ, and the Employee agrees to work in the employ of the Company, and

WHEREAS, the parties hereto desire to set forth the terms of Employee’s employment with the Company;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained, the Company and Employee hereby agree as follows:

1.          Employment and Location.     The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Employee shall be located in Mt. Kisco, NY (or proximity).

2.          Employee’s Duties.      Employee will serve as a Representative of the Company, and report directly to the President. Employee’s duties shall include general bookkeeping, and those which are designated or assigned to her from time to time by the Board of Directors of the Company or the By-laws of the Company, provided those duties are of the type customarily discharged by a person holding the same or similar offices in a company of similar size and operations as the Company. Employee shall devote time, attention and energy to the business of the Company and shall diligently pursue its best interests.

3.          Term of Employment.      Subject to the provisions for termination hereof; the original term of this Agreement shall commence as of the date hereof and shall continue for a term of two (2) years. Subsections 6(f) through 6(j) and Sections 7 through 20 of this Agreement shall survive termination hereof for any reason whatsoever.

4.           Compensation.       For services rendered by Employee hereunder on behalf of the Company, and the covenants and agreements of Employee set forth herein (including without limitation the covenant not to compete set forth in Section 8 hereof), the Company agrees to pay to Employee, and Employee agrees to accept, the following compensation:

(a)            a ten year, fully vested option for 200,000 shares of Common Stock of the Company (the “Option”), such shares purchasable or exercisable on a cashless basis at an exercise price of $0.20 (twenty cents) per share; and

(b)           Should the revenues of the Company reach $5,000,000 in any fiscal year, a ten year fully vested option for 100,000 shares of Common Stock of the Company, such shares purchaseable or exercisable on a cashless basis at an exercise price of $0.40 (forty cents) per share; and

(c)	If the Company is prevented from issuing any of options or the stock due to pending litigation, or for any other reason, then the expiration date(s) will commence (or recommence, if applicable) when the Company’s options or the stock relating thereto are no longer subject to current litigation, or any other contingency prohibiting the Company from issuing said options or stock. Additionally, if the Company should merge into or be acquired by another company, any options or stock not granted up to the date of merger or acquisition will be granted to and will be immediately exercisable by Employee on the business day immediately preceding the merger or acquisition at $0.40 (forty cents) per share, or the preceding average 30 day market price of the Company’s stock prior to the announcement of such merger or acquisition, whichever price is lower. If the effective day for establishing the exercise price for the options is a non-working day, the working day preceding such date shall be the effective date. All shares resulting from the exercise of options shall have the same rights as all other shares of the Company’s capital stock. Further, if the Company should split its stock prior to the granting or exercise of said options, then the options shall be split in a similar manner and the exercise price shall be adjusted to prevent any dilution or increase in Employee’s interest in the Company’s stock once the options are granted or exercised. Lastly, Employee or his Estate will have the right to assign all his options, and the rights to his future options. Employee’s options and the rights to his future options do not terminate with his death. The options may be exercised by his heirs and his assigns and their heirs; and

(d)           Annual paid vacation of four weeks; and

(e)           Prompt reimbursement of all reasonable expenses incurred by Employee in the performance of Employee’s duties during the term of this Agreement, subject to the presentation of appropriate vouchers and receipts in accordance with the Company’s policies.

5.             Additional Benefits.       Employee shall be entitled to participate in or receive benefits under all benefit plans or programs generally available to employees of the Company to the extent that Employee’s position, tenure, salary, age health and other qualifications make Employee eligible to participate, subject to the rules and regulations applicable thereto, and provided that the Board of Directors, in their sole discretion, approves such participation.

6.           Covenants of Employee.       For and in consideration of the employment herein contemplated and the consideration paid or promised to be paid by the Company, Employee does hereby covenant, agree and promise that during the term hereof, and thereafter to the extent specifically provided in this Agreement:

(a)          Employee will not actively engage, directly or indirectly, in any other business or venture that competes with the Company except at the direction or upon the written approval of the Company;

(b)          Employee will not engage, directly or indirectly, in the ownership, management, operation or control of, or employment by, any business of the type and character engaged in by the Company or any of its subsidiaries. Employee may make personal investments in public companies, such as those made through or recommended by a stock broker;

(c)	Employee will truthfully and accurately make, maintain and preserve all records and reports that the Company may from time to time reasonably request or require;

(d)	Employee will obey all rules, regulations and reasonable special instructions applicable to Employee, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve Employee’s ability and knowledge of the business in an effort to increase the value of Employee’s services to the mutual benefit of the Parties;

(e)	Employee will make available to the Company any and all of the information of which Employee has knowledge relating to the business of the Company or any of the Company’s other subsidiaries and will make all suggestions and recommendations which Employee feels will be of benefit to the Company;

(f)	Employee will fully account for all money, records, goods, wares and merchandise or other property belonging to the Company of which Employee has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so;

(g)	Employee recognizes that during the course of Employee’s previous and current employment with the Company, Employee has had and will have access to, and that there has been and will be disclosed to him, information of a proprietary nature owned by the Company, including but not limited to records, customer and supplier lists and information, pricing information, data, formulae, design information and specifications, inventions, processes and methods, which is of a confidential or trade secret nature, and which has great value to the Company and is a substantial basis and foundation upon which the business of the Company is predicated. Employee acknowledges that except for Employee's employment and the fulfillment of the duties assigned to Employee, Employee would not have had and would not have access to such information, and Employee agrees that any and all confidential knowledge or information which may have been or may be obtained by or disclosed to Employee in the course of Employee's employment with the Company, including but not limited to the information hereinabove set forth (collectively, the "Information"), will be held inviolate by Employee, that Employee will conceal the same from any and all other persons, including but not limited to competitors of the Company and its subsidiaries, and that Employee will not impart the Information or any such knowledge acquired by Employee as an officer, director or employee of the Company to anyone, either during Employee's employment by the Company or thereafter, except to employees or agents of the Company and its subsidiaries on a strict need-to-know basis in the performance of their duties as employees or agents of the Company or one of its subsidiaries. Employee further agrees that during the term of this Agreement and thereafter, Employee will not use the Information in competing with the Company, or in any other manner to Employee's benefit or to the detriment of the Company or its subsidiaries;

(h)	Employee agrees that upon termination of Employee's employment hereunder Employee will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Company, and all other property belonging to the Company, together with all copies of the foregoing, it being understood and agreed that the same are the sole property, directly or indirectly, of the Company; and

(i)	Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions and other things of value (hereinafter collectively referred to as "intangible rights"), whether patentable or not, which are conceived, made, invented or suggested either by Employee alone or in collaboration with others during the term of Employee's employment, and whether or not during regular working hours, shall be promptly disclosed in writing to the Company and shall be the sole and exclusive property of the Company. Employee hereby assigns all of Employee's right, title and interest in and to all such intangible rights to the Company and its successors or assigns. In the event that any of said intangible rights shall be deemed by the Company to be patentable or otherwise able to be registered under any federal, state or foreign law, Employee further agrees that at the request and expense of the Company, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefore or registration thereof; and to vest in the Company full title thereto,

(j)	Employee understands and acknowledges that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Employee acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Employee's duties hereunder, and (ii) he will communicate to any person to whom he communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

7.           Termination of Employment for Cause.     The Company may terminate the employment of Employee if the Board of the Directors of the Company determines that Employee has:

(a)	materially breached any provision hereof or habitually neglected the duties which Employee was required to perform under any provision of this Agreement;

(b)	misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, even if not in connection with the performance of Employee's duties hereunder, which could reasonably be expected to result in serious prejudice to the interests of the Company if Employee were retained as an employee;

(c)	secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company;

(d)	died, or become and remained incapacitated (either physically, mentally or otherwise) for a period of ninety (90) consecutive days such that Employee is not able to substantially perform Employee's duties hereunder; or

(e)	failed to carry out and perform duties assigned to Employee in accordance with the terms hereof in a manner acceptable to the Board of Directors of the Company after a written demand for substantial performance is delivered to Employee which identifies the manner in which Employee has not substantially performed Employee's duties, and provided further that Employee shall be given a reasonable opportunity to cure such failure.

For purposes of this section, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the, foregoing, the Employee shall not be deemed to have been terminated For Cause under subsection (a) without (i) reasonable notice to the Employee setting forth the reasons for the Company's intention to Terminate For Cause, (ii) an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors, and (iii) delivery to the Employee of a notice of termination from the Board of Directors of the Company, finding that, in the good faith opinion of the Board of Directors the Employee was guilty of conduct set forth above in clause (a) of the preceding sentence and specifying the particulars thereof in detail. In the event of termination of Employee's employment for cause, Employee shall be entitled to retain the Options for shares which have not been previously purchased, salary through the date of termination and reimbursement of expenses properly incurred but not yet reimbursed.

8.            Covenant Not to Compete.      The Employee recognizes that the Company has business good will and other legitimate business interests which must be protected in connection with and in addition to the Information, and therefore, in exchange for access to the Information, the specialized training and instruction which the Company will provide, the Company's agreement to employ the Employee on the terms and conditions set forth herein, and the promotion and advertisement by the Company of Employee's skill, ability and value in the Company's business, the Employee agrees that during the term commencing with the date of employment and ending three years after the date Employee's Employment, Employee will not, without the prior written consent of the Company, engage, directly or indirectly, in any business that competes with the Company or any of its subsidiaries in any territory in which the Company or any of its subsidiaries conducts business (determined as of the last date of Employee's employment). It is mutually understood and agreed that if any of the provisions relating to the scope time or territory in this Section 8 are more extensive than is enforceable under applicable laws or are broader than necessary to protect the good will and legitimate business interests of the Company, then the Parties agree that they will reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the am bit of enforceability under applicable law.

9.           Injunctive Relief.      The Parties acknowledge that the remedies at law for breach of Employee's covenants contained in Sections 6 and 8 of the Agreement are inadequate, and they agree that the Company shall be entitled, at its election, to injunctive relief (without the necessity of posting bond against such breach or attempted breach), and to specific performance of said covenants in addition to any other remedies at law or equity that may be available to the Company.

10.          Business Opportunities.     For as long as the Employee shall be employed by the Company and thereafter with respect to any business opportunities learned about during the time of Employee's employment by the Company, the Employee agrees that with respect to any future business opportunity or other new and future business proposal which is offered to, or comes to the attention of, the Employee and which is in any way related to or connected with, the business of the Company or its affiliates, the Company shall have the right to take advantage of such business opportunity or other business proposal for its own benefit. The Employee agrees to promptly deliver notice to the Chairman of the Board of Directors or the Chief Employee Officer of the Company in writing of the existence of such opportunity or proposal, and the Employee may take advantage of such opportunity only if the Company does not elect to exercise its right to take advantage of such opportunity and if the pursuit thereof would not otherwise violate any provision of this Agreement.

11.	Right of Offset. To the extent permitted by applicable law, all amounts due and owing to Employee hereunder shall be subject to offset by the Company to the extent of any damages incurred by Employee's breach of this Agreement. Employee acknowledges and agrees that but for the right of offset contained in this Agreement, the Company would not have hired Employee nor entered into this Employment Agreement.

12.          Obligations of Employee.      The obligations of Employee hereunder are personal and may not be transferred or delegated by Employee.

13.          Amendment and Waiver.      Except for the options retained by Employee as described in Section 23 of this Agreement, this instrument contains the entire agreement of the Parties and supersedes and replaces any prior employment agreements between the Company or any affiliate and Employee, which prior employment agreements (if any) are hereby terminated, effective as of the commencement date of this Agreement, by mutual agreement of the Parties. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation to be paid to Employee for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Employee of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

14.          Notice.       All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being received by registered or certified mail, return receipt requested, postage prepaid, or (ii) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address, and in the case of Employee, to Employee's residence address as shown on the records of the Company, or maybe given by personal delivery thereof.

15.          Severability.     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable raw, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

16.          Force Majeure.      Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics, quarantine restrictions; strike or freight embargoes. Notwithstanding the foregoing provisions of this Section 18, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

17.          Authority to Contract.       The Company warrants and represents that it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with any other agreement to which the Company is a party or by which it may be bound. The Company hereto further warrants and represents that the individuals executing this Agreement on behalf of the Company have the full power and authority to bind the Company to the terms hereof and have been authorized to do so in accordance with the Company's corporate organization.

18.          Mediation.      In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any arbitration or litigation (with the exception of emergency injunctive relief as set forth in Paragraph 9). If the Parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. If the mediation does not resolve the dispute, then Paragraph 20 shall apply. The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation.

19.          Recovery of Litigation Costs.       If any legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

20.          Arbitration.       Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

(a)	The arbitrator shall be elected as follows: in the event the Company and the Employee agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Employee do not so agree, the Company and the Employee shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the "PaneI”). The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

(b)	Arbitration shall take place at Houston, Texas, or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Company or the Employee and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

(c)	Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

21.          Governing Law.      This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Texas.

22.          Multiple Counterparts.       This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

23.	Prior Employment Agreements. The Company represents and warrants to Employee, and Employee represents and warrants to the Company, that Employee and the Company have fulfilled all of the terms and conditions of all prior employment agreements to which Employee may be or has been a party.

EXECUTED as of the day and year first above set forth.

IMMUDYNE, INC.	EMPLOYEE

By: /s/ Anthon Bruzzese	By: /s/ Brulinda McLaughlin
Anthony Bruzzese, M.D.	Brunilda McLaughlin
Chairman	DBA McLaughlin International, Inc.